UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 16, 2014

J.W. Mays, Inc.
(Exact name of registrant as specified in its charter)

New York	1-3647	11-1059070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Bond Street, Brooklyn, New York	11201-5805
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(718) 624-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report contains 3 pages.

     Section 1 - Registrant's Business and Operations

     Item 1.01 Entry into a Material Definitive Agreement

     On June 16, 2014, J.W. Mays, Inc. (the "Company") entered into a Second Amendment of Lease (the "Amendment") with 33 Bond St. LLC ("Bond"), its landlord for certain truck bays located within a garage at Livingston and Bond Street ("Premises"). Pursuant to the Amendment, (1) the lease for the Premises was extended until December 8, 2043, (2) the Company, simultaneously with the execution of the Amendment, vacated the Premises so that Bond may demolish the building in which the Premises is located in order to develop and construct a new building at the location, and (3) Bond agreed to redeliver to the Company possession of the reconfigured Premises after construction.

     As consideration under the Second Amendment, Bond agreed to pay the Company a total of $3,500,000. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and will tender the balance of $1,250,000 on June 16, 2015.

     In connection with the Amendment, the parties also agreed to settle a pending lawsuit in the Supreme Court of the State of New York, Kings County, Index No. 50796/13 (the "Action"), in which the Company sought, among other things, a declaratory judgment that it validly renewed the lease for the Premises, and Bond sought, among other things, a declaratory judgment that the lease expired by its terms on December 8, 2013. Pursuant to a stipulation of settlement, filed on June 16, 2014, the Action, including all claims and counterclaims, has been discontinued with prejudice, without costs or attorneys' fees to any party as against the other. The stipulation of settlement also contains general releases by both parties of all claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.W. MAYS, INC.
(Registrant)

Dated:	June 17, 2014	By: Mark Greenblatt
Mark Greenblatt
Vice President
Principal Financial Officer